Exhibit 99


      Direct General Corporation Announces Its Second Quarter 2006 Results


     NASHVILLE, Tenn.--(BUSINESS WIRE)--Aug. 1, 2006--Direct General Corporation (Nasdaq: DRCT) today announced second quarter 2006 net income of $7.2 million or $0.35 per share, on a diluted basis. Comparatively, net income for the second quarter of 2005 was $11.5 million or $0.53 per share on a diluted basis.
     William Adair, Chairman and CEO, stated, "The nonstandard automobile insurance market remains very competitive. We continue to remain focused on building long-term shareholder value through strategic initiatives designed to enhance and expand our target markets. In this regard, we are extremely excited to announce the introduction of our Independent Agency program that we expect to launch in Tennessee later in the year. The purpose of this program is to expand our distribution by focusing on rural areas of our markets that are not currently serviced by a Direct General sales office. The initial reaction to this program from the independent agents has been very positive."
     Mr. Adair continued, "Throughout the remainder of the year, we will continue to develop our expansion states of Texas, Missouri, and Virginia and continue to strengthen our overall distribution platform by providing alternative ways to do business with Direct. Customers in all of our markets are now able to purchase their policies either in our sales offices or over the phone and we are currently enhancing our Internet program. We believe that these alternative distribution channels and the independent agency program will not only enable us to compete more effectively in our existing states, but will also provide us with a platform to expand into new states with lower incremental costs."
     Total revenues for the quarter were $134.1 million as compared to $131.2 million in the same period of 2005. The loss ratio for the quarter was 76.3%, which included approximately 1.3 points related to storm losses in the period that were partially offset by 0.5 points of favorable reserve development on prior years' reserves. Comparatively, the loss ratio for the second quarter of 2005 was 73.0%, which included 0.4 points of favorable reserve development.
     Operating expenses increased primarily as a result of an increase in advertising expenditures and expansion costs related to the continued development of sales offices in Texas, Missouri and Virginia. The Company also reported an increase in interest expense, primarily associated with its $40.0 million of junior subordinated debentures issued in the third quarter of 2005 and the higher interest costs on its premium finance revolving credit facility due to the increasing interest rate environment. The expense ratio for the quarter was 17.9% and the combined ratio was 94.2% as compared to a combined ratio of 85.4% in the corresponding period in 2005.
     For the three months ended June 30, 2006, gross premiums written declined 9.3% to $89.2 million from $98.4 million in the second quarter of 2005. Approximately $4.4 million of this decline occurred in Texas where the second quarter 2005 results were inflated by the impact of the conversion to annual polices that commenced in April 2005. Gross revenues(1) also decreased to $115.4 million in the current quarter from $125.2 million in the second quarter of 2005, mostly as a result of the lower gross written premiums and related lower ancillary income. Net premiums written for the second quarter of 2006 increased 3.2% to $89.8 million as compared to $87.0 million in the second quarter of 2005 as a result of the Company's decision to eliminate its use of quota share reinsurance for policies issued in 2006. Comparatively, the Company only retained 88.4% of its gross premiums written in the second quarter of 2005. Net premiums earned, a function of net premiums written over the current and prior periods, was $107.5 million for the second quarter of 2006 as compared to $104.7 million in the corresponding period in 2005.

     (1) "Gross revenues" is a non-GAAP financial measure that the Company uses as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues is reconciled to total revenues in the Selected Financial Data and Key Ratios Table accompanying this press release.

     Conference Call

     The Company will hold a conference call to discuss its second quarter 2006 results at 11:00 a.m. (ET), August 2, 2006. The conference call will be broadcast over the Internet. To listen to the call via the Internet, go to Direct's website, www.directgeneral.com, click on Investors and follow the instructions at the webcast link. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The archived webcast will be available shortly after the call on the Company's website until the Company's next conference call.

     GENERAL INFORMATION

     Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services through neighborhood sales offices staffed predominantly by its own employee-agents. Direct General's current operations are concentrated primarily in the southeastern part of the United States. Additional information about Direct can be found online at www.directgeneral.com.

     Safe Harbor Statement

     This press release contains statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934.
     These statements can be identified from the use of the words "may," "should," "could," "potential," "continue," "plan," "forecast," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "is likely," "will" or the negative of these terms and similar expressions. Forward-looking statements include, but are not limited to, discussions regarding our operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources and results of operations. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.
     Forward-looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed in this press release. These risks and uncertainties include, without limitation, uncertainties related to fluctuations in interest rates and stock indices; claims frequency and severity experience; cyclical changes in the personal automobile insurance market; the effects of competition in the areas in which the Company operates; changes in economic and regulatory conditions; estimates, assumptions and projections generally; inflation and changes in financial markets; the accuracy and adequacy of the Company's pricing methodologies; the outcome of litigation pending against the Company; court decisions and trends in litigation; the ability to obtain timely approval for requested rate changes; weather conditions including severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions; changes in driving patterns and loss trends; and acts of war and terrorist activities.
     In addition, the Company's past results of operations do not necessarily indicate its future results. The Company undertakes no obligation to publicly update or revise any use of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, please see the Company's filings with the Securities and Exchange Commission.


                   DIRECT GENERAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                (Unaudited)
                                             Three Months Ended
                                                  June 30,
                                      --------------------------------
                                                                 %
                                         2006        2005      Change
                                      --------------------------------
                                          (In thousands - except
                                             per share amounts)
Revenues
 Premiums earned                        $107,458    $104,737      2.6
 Finance income                           11,091      12,130     (8.6)
 Commission and service fee income        10,383      11,116     (6.6)
 Net investment income                     4,804       3,546     35.5
 Net realized gains (losses) on
  securities and other                       381        (286)      NM
----------------------------------------------------------------------
   Total revenues                        134,117     131,243      2.2
----------------------------------------------------------------------
Expenses
 Insurance losses and loss adjustment
  expenses                                81,946      76,485      7.1
 Selling, general and administrative
  costs                                   37,566      34,322      9.5
 Interest expense                          3,118       1,950     59.9
----------------------------------------------------------------------
   Total expenses                        122,630     112,757      8.8
----------------------------------------------------------------------
 Income before income taxes               11,487      18,486    (37.9)
 Income tax expense                        4,335       6,990    (38.0)
----------------------------------------------------------------------
   Net income                             $7,152     $11,496    (37.8)
----------------------------------------------------------------------

Earnings per Share
Numerator:
-------------------------------------------------------------
 Net income                               $7,152     $11,496
-------------------------------------------------------------
Denominator:
 Weighted average common shares
  outstanding                           20,347.7    21,634.5
 Dilutive stock options                     37.9        48.4
-------------------------------------------------------------
 Weighted average common shares
  outstanding for purposes of
  computing diluted earnings per
  common share                          20,385.6    21,682.9
-------------------------------------------------------------

Basic earnings per common share            $0.35       $0.53
-------------------------------------------------------------
Diluted earnings per common share          $0.35       $0.53
-------------------------------------------------------------


                                                (Unaudited)
                                              Six Months Ended
                                                   June 30,
                                      --------------------------------
                                                                 %
                                         2006        2005      Change
                                      --------------------------------
                                          (In thousands - except
                                             per share amounts)
Revenues
 Premiums earned                        $209,346    $206,650      1.3
 Finance income                           22,854      24,301     (6.0)
 Commission and service fee income        24,436      25,383     (3.7)
 Net investment income                     8,928       6,875     29.9
 Net realized gains (losses) on
  securities and other                      (634)       (255)      NM
----------------------------------------------------------------------
   Total revenues                        264,930     262,954      0.8
----------------------------------------------------------------------
Expenses
 Insurance losses and loss adjustment
  expenses                               159,163     152,367      4.5
 Selling, general and administrative
  costs                                   73,772      67,106      9.9
 Interest expense                          5,796       3,260     77.8
----------------------------------------------------------------------
   Total expenses                        238,731     222,733      7.2
----------------------------------------------------------------------
 Income before income taxes               26,199      40,221    (34.9)
 Income tax expense                        9,887      15,142    (34.7)
----------------------------------------------------------------------
   Net income                            $16,312     $25,079    (35.0)
----------------------------------------------------------------------

Earnings per Share
Numerator:
-------------------------------------------------------------
 Net income                              $16,312     $25,079
-------------------------------------------------------------
Denominator:
 Weighted average common shares
  outstanding                           20,345.6    21,951.6
 Dilutive stock options                     39.6        75.4
-------------------------------------------------------------
 Weighted average common shares
  outstanding for purposes of
  computing diluted earnings per
  common share                          20,385.2    22,027.0
-------------------------------------------------------------

Basic earnings per common share            $0.80       $1.14
-------------------------------------------------------------
Diluted earnings per common share          $0.80       $1.14
-------------------------------------------------------------

NM = Not Meaningful

                   DIRECT GENERAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                  (Unaudited)
                                    June 30,   December 31,      %
                                      2006         2005        Change
                                  ------------------------------------
                                       (In thousands)
Assets
 Investments:
   Debt securities available-for-
    sale, at fair value              $408,654     $388,032        5.3
   Short-term and other invested
    assets                              4,604        3,688       24.8
----------------------------------------------------------------------
       Total investments              413,258      391,720        5.5
 Cash and cash equivalents             71,853       64,527       11.4
 Finance receivables, net             237,693      214,796       10.7
 Goodwill, net                         31,621       31,621          -
 Reinsurance balances receivable       21,910       27,083      (19.1)
 Prepaid reinsurance premiums           5,034       24,440      (79.4)
 Other assets                          89,758       86,825        3.4
----------------------------------------------------------------------
       Total assets                  $871,127     $841,012        3.6
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
 Loss and loss adjustment expense
  reserves                           $136,234     $131,408        3.7
 Unearned premiums                    238,938      214,715       11.3
 Reinsurance balances payable and
  funds held                           16,806       32,024      (47.5)
 Notes payable                        158,233      153,009        3.4
 Debentures payable                    41,238       41,238          -
 Other liabilities                     30,341       31,086       (2.4)
----------------------------------------------------------------------
       Total liabilities              621,790      603,480        3.0
----------------------------------------------------------------------

----------------------------------------------------------------------
 Shareholders' equity
     Common stock                      70,361       69,700        0.9
     Retained earnings                186,465      171,780        8.5
     Accumulated other
      comprehensive loss               (7,489)      (3,948)      89.7
----------------------------------------------------------------------
       Total shareholders' equity     249,337      237,532        5.0
----------------------------------------------------------------------
          Total liabilities and
           shareholders' equity      $871,127     $841,012        3.6
----------------------------------------------------------------------

NM = Not Meaningful

                           DIRECT GENERAL CORPORATION
                     SELECTED FINANCIAL DATA AND KEY RATIOS

     The following table presents our gross premiums written in our major markets and provides a reconciliation of gross revenues (a non-GAAP financial measure) to total revenues, a summary of gross, ceded and net premiums written and earned, and key financial ratios for the periods presented ($ in millions):


                           (Unaudited)              (Unaudited)
                        Three Months Ended        Six Months Ended
                             June 30,                 June 30,
                     -------------------------------------------------
                                        %                        %
                      2006    2005    Change   2006    2005    Change
                     -------------------------------------------------
Gross premiums written
   Florida            $41.2   $46.6    (11.6) $112.2  $124.7    (10.0)
   Tennessee           10.7    12.5    (14.4)   30.4    34.8    (12.6)
   Texas               10.1    14.5    (30.3)   25.0    23.0      8.7
   Georgia              5.2     5.5     (5.5)   16.5    16.1      2.5
   Louisiana            5.0     5.3     (5.7)   13.8    17.1    (19.3)
   Mississippi          5.8     5.0     16.0    17.0    15.0     13.3
   All other states    11.2     9.0     24.4    34.9    29.0     20.3
----------------------------------------------------------------------
Gross premiums
 written               89.2    98.4     (9.3)  249.8   259.7     (3.8)
Ancillary income       21.4    23.2     (7.8)   47.3    49.7     (4.8)
Net investment
 income                 4.8     3.6     33.3     8.9     6.9     29.0
----------------------------------------------------------------------
   Gross revenues(1)  115.4   125.2     (7.8)  306.0   316.3     (3.3)
Ceded premiums
 written                0.6   (11.4)  (105.3)    3.2   (29.4)  (110.9)
Change in net
 unearned premiums     17.7    17.7     (0.0)  (43.7)  (23.6)    85.2
Net realized gains on
 securities and other   0.4    (0.3)      NM    (0.6)   (0.3)      NM
----------------------------------------------------------------------
   Total revenues    $134.1  $131.2      2.2  $264.9  $263.0      0.8
----------------------------------------------------------------------
Gross premiums
 written              $89.2   $98.4     (9.3) $249.8  $259.7     (3.8)
Ceded premiums
 written                0.6   (11.4)  (105.3)    3.2   (29.4)  (110.9)
----------------------------------------------------------------------
   Net premiums
    written           $89.8   $87.0      3.2  $253.0  $230.3      9.9
----------------------------------------------------------------------
Gross premiums
 earned              $114.0  $119.7     (4.8) $225.7  $237.9     (5.1)
Ceded premiums
 earned                (6.5)  (15.0)   (56.7)  (16.4)  (31.2)   (47.4)
----------------------------------------------------------------------
   Net premiums
    earned           $107.5  $104.7      2.6  $209.3  $206.7      1.3
----------------------------------------------------------------------
Key Financial Ratios
--------------------
Loss ratio - net(2)    76.3%   73.0%            76.0%   73.7%
Expense ratio - net(3) 17.9%   12.4%            15.4%   10.0%
------------------------------------          ---------------
  Combined ratio -
   net(4)              94.2%   85.4%            91.4%   83.7%
------------------------------------          ---------------

(1) Gross revenues (a non-GAAP financial measure). Gross revenues is the sum of gross premiums written plus ancillary income (finance income and commission and service fee income) plus net investment income (excluding realized gains and losses). We use gross revenues as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues are reconciled to total revenues in the table above.

(2) Loss ratio. Loss ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company's insurance business.

(3) Expense ratio. Expense ratio is the ratio (expressed as a percentage) of net operating expenses to premiums earned and measures a company's operational efficiency in producing, underwriting and administering its insurance business. For statutory accounting purposes, operating expenses of an insurance company exclude investment expenses, and are reduced by other income. There is no such industry definition for determining an expense ratio for GAAP purposes. As a result, we apply the statutory concept of net operating expenses in calculating our expense ratio on a GAAP basis. We reduce our operating expenses by ancillary income (excluding net investment income and realized gains (losses) on securities) to calculate our net operating expenses.

(4) Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures a company's overall underwriting profit. If the combined ratio is at or above 100, an insurance company cannot be profitable without investment income (and may not be profitable if investment income is insufficient). We use the GAAP combined ratio in evaluating our overall underwriting profitability and as a measure for comparison of our profitability relative to the profitability of our competitors.

    CONTACT: Direct General Corporation
             William J. Harter, 901-541-3399
             Fax: 901-366-3875
             bill.harter@directgeneral.com